Exhibit 99.1

Press Release
www.shire.com

Shire and GlaxoSmithKline enter agreement to co-promote VYVANSE® (lisdexamfetamine dimesylate) CII for the treatment of adults with ADHD

Co-promotion agreement will double the VYVANSE sales effort across the country

March 31, 2009 – Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company, today announced a co-promotion agreement with GlaxoSmithKline plc (NYSE: GSK) for VYVANSE® (lisdexamfetamine dimesylate) capsules CII with the aim of improving recognition and treatment of ADHD in adults. This three year agreement covers the United States and will more than double the reach and frequency of the current sales effort for VYVANSE by adding over 600 sales representatives from GSK who call on specialists and primary care physicians. Shire currently has nearly 600 representatives promoting VYVANSE, primarily to pediatricians and psychiatrists.

“Shire is an established leader in developing and commercializing medicines that help patients with ADHD manage their symptoms,” said Michael Cola, President of Shire’s Specialty Pharmaceuticals business. “Since its launch in 2007, VYVANSE has become the fastest-growing, once-daily, prescription ADHD treatment in the United States and today has achieved nearly 12 percent of the prescription ADHD market.  Increased diagnosis and treatment of adults with ADHD is a significant driver of growth in this category, and by collaborating with GSK, which has two of the most accomplished CNS and Primary Care sales teams in the industry, VYVANSE will be introduced to over 70,000 new physicians. We believe Shire, GSK and adults with ADHD will benefit from this agreement.”

“GSK has been active in discovering and developing medicines to treat psychiatric disorders for decades, and neuroscience is one of the company’s key therapeutic categories,” said Deirdre Connelly, President, GlaxoSmithKline North American Pharmaceuticals. “Our professional sales representatives are well positioned to provide physicians with information on the treatment of adult ADHD with VYVANSE and we look forward to helping meet the needs of adult patients with ADHD.”

The GSK sales force is expected to begin promoting VYVANSE to physicians in May 2009. The agreement is based on profit-sharing above an agreed-upon baseline figure.

VYVANSE, which was introduced in the United States in July 2007 for the treatment of ADHD in children aged 6 to 12 years and approved in April 2008 to treat ADHD in adults, is currently available in six dosage strengths of 20 mg, 30 mg, 40 mg, 50 mg, 60 mg, and 70 mg. To date, more than 4 million VYVANSE prescriptions have been filled, bringing the current US market share to nearly 12 percent based on weekly branded prescription volume. Additionally, VYVANSE formulary coverage has been positive, with nine of Shire’s top 11 managed care organizations covering the product in a preferred formulary position.

VYVANSE is a therapeutically inactive prodrug, in which d-amphetamine is covalently bonded to l-lysine, and after oral ingestion it is converted to pharmacologically active d-amphetamine. The conversion of VYVANSE to d-amphetamine is not affected by gastrointestinal pH and is unlikely to be affected by alterations in GI transit times.

Additional information about VYVANSE and Full Prescribing Information, including Medication Guide, are available at www.vyvanse.com.

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Eric Rojas (North America)	+1 617 551 9715
Media	Jessica Mann (Rest of the World)	+44 1256 894 280
	Matthew Cabrey (Specialty Pharma)	+1 484 595 8248

About VYVANSE

VYVANSE is indicated for the treatment of ADHD. Efficacy based on two controlled trials in children aged 6 to 12 and one controlled trial in adults.

Tell the doctor about any heart conditions, including structural abnormalities, that you, your child, or a family member, may have. Inform the doctor immediately if you or your child develops symptoms that suggest heart problems, such as chest pain or fainting.

VYVANSE should not be taken if you or your child has advanced disease of the blood vessels (arteriosclerosis); symptomatic heart disease; moderate to severe high blood pressure; overactive thyroid gland (hyperthyroidism); known allergy or unusual reactions to drugs called sympathomimetic amines (for example, pseudoephedrine); seizures; glaucoma; a history of problems with alcohol or drugs; agitated states; taken a monoamine oxidase inhibitor (MAOI) within the last 14 days.

Tell the doctor before taking VYVANSE if you or your child is being treated for or has symptoms of depression (sadness, worthlessness, or hopelessness) or bipolar disorder; has abnormal thought or visions, hears abnormal sounds, or has been diagnosed with psychosis; has had seizures or abnormal EEGs; has or has had high blood pressure; exhibits aggressive behavior or hostility. Tell the doctor immediately if you or your child develops any of these conditions or symptoms while taking VYVANSE.

Abuse of amphetamines may lead to dependence. Misuse of amphetamine may cause sudden death and serious cardiovascular adverse events. These events have also been reported rarely with amphetamine use.

Talk to your health care provider if your child experiences slowing of growth (height and weight). Children should have their height and weight checked periodically while taking VYVANSE. Your healthcare provider may stop VYVANSE treatment if a problem is found during these check-ups.

VYVANSE was generally well tolerated in clinical studies. The most common side effects reported in studies of VYVANSE were: children – decreased appetite, difficulty falling asleep, stomachache, and irritability; adult – decreased appetite, difficulty falling asleep, and dry mouth.

Aggression, new abnormal thoughts/behaviors, mania, growth suppression, worsening of motion or verbal tics, and Tourette’s syndrome have been associated with use of drugs of this type. Tell the doctor if you or your child has blurred vision while taking VYVANSE.

About ADHD

ADHD is one of the most common psychiatric disorders in children and adolescents. Worldwide prevalence of ADHD is estimated at 5.3 percent (with large variability), according to a comprehensive systematic review of this topic published in 2007 in the American Journal of Psychiatry. In the United States, approximately 7.8 percent of all school-aged children, or about 4.4 million children aged 4 to 17 years, have been diagnosed with ADHD at some point in their lives, according to the U.S. Centers for Disease Control and Prevention (CDC). The disorder is also estimated to affect 4.4 percent of US adults aged 18-44 based on results from the National Comorbidity Survey Replication. When this percentage is extrapolated to the full US population, approximately 9.8 million adults are believed to have ADHD.

ADHD is a psychiatric behavioral disorder that manifests as a persistent pattern of inattention and/or hyperactivity-impulsivity that is more frequent and severe than is typically observed in individuals at a comparable level of development. The specific etiology of ADHD is unknown and there is no single diagnostic test for this syndrome. Adequate diagnosis requires the use of medical and special psychological, educational and social resources, utilizing diagnostic criteria such as Diagnostic and Statistical Manual™-IV (DSM-IV) or International Classification of Diseases 10 (ICD-10).

Although there is no “cure” for ADHD, there are accepted treatments that specifically target its symptoms. Standard treatments include educational approaches, psychological, or behavioral modification, and medication.

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician. Shire focuses its business on attention deficit hyperactivity disorder (ADHD), human genetic therapies (HGT) and gastrointestinal (GI) diseases as well as opportunities in other therapeutic areas to the extent they arise through acquisitions. Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights. Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.

THE “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, the Company’s results could be materially adversely affected. The risks and uncertainties include, but are not limited to, risks associated with: the inherent uncertainty of research, development, approval, reimbursement, manufacturing and commercialization of the Company’s Specialty Pharmaceutical and Human Genetic Therapies products, as well as the ability to secure and integrate new products for commercialization and/or development; government regulation of the Company’s products; the Company’s ability to manufacture its products in sufficient quantities to meet demand; the impact of competitive therapies on the Company’s products; the Company’s ability to register, maintain and enforce patents and other intellectual property rights relating to its products; the Company’s ability to obtain and maintain government and other third-party reimbursement for its products; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

GLAXOSMITHKLINE

GlaxoSmithKline - one of the world’s leading research-based pharmaceutical and healthcare companies – is committed to improving the quality of human life by enabling people to do more, feel better and live longer. For further information please visit www.gsk.com

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